Exhibit 3

7 December 2025

Our Ref: RB/196523

Sangra Moller LLP

Suite 2200, 1021 Hastings Street

Vancouver BC

Canada V6E 0C3

Attention: Rod Talaifar

Dear Sir/Madam

ANNUAL GENERAL MEETING CONVENED FOR 27 DECEMBER 2025 (THE “MEETING”)

1.	We act on behalf of MILFAM LLC, a registered shareholder of Scully Royalty Ltd. (the “Company”) who beneficially holds 1,985,952 shares in the Company (which equates to 13% of all shares in issue by the Company). We refer to your letter to our client dated 5 December 2025 (received after close of business by our client).

2.	Our client’s notice nominating directors for election at the Meeting dated 25 November 2025 (the “Notice”) was delivered in accordance with the timing prescribed by Article 20 of the Company’s Amended and Restated Articles of Association (the “Articles”). Regrettably, the analysis contained in your letter does not consider the entirety of Article 20.2 of the Articles which is as follows:

“A Nominating Shareholder must provide notice to the president of the Company:

(a) in the case of an annual general meeting of Members, not less than thirty (30) nor more than sixty-five (65) days prior to the date of such annual general meeting of Members; provided, however, that in the event that the annual general meeting of Members is to be held on a date that is less than fifty (50) days after the notice date on which the first public announcement of the date of such annual general meeting was made, notice by the Member may be given not later than the close of business on the tenth (10th) day following the notice date … ..”

3.	It is plainly obvious that there are two courses by which a “Nominating Shareholder” may proceed when nominating directors for election at an annual general meeting:

(a)	in the usual course, notice must be provided between 30 and 65 days prior to the date of an annual general meeting; or

(b)	if the annual general meeting is held less than 50 days from the first public announcement of the annual general meeting, notice may be provided not later than 10 days following notice.

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

The second course is simply an option open to a “Nominating Shareholder” only if the prescribed timing of 50 days from the first public announcement of the annual general meeting is engaged by the Company – this is logical from, inter alia, the use of the word “may”. The “Nominating Shareholder” can, in any event, utilise the first course no matter the timing of the annual general meeting.

4.	Having hand delivered the Notice to the registered office of the Company and by email to the President of the Company on 25 November 2025 (and noting that the Company/President has accepted service of the Notice), the Notice was delivered within the time prescribed by paragraph 3(a) above and is therefore valid and effective.

5.	The Form 6-K filed by the Company with the U.S. Securities and Exchange Commission on 5 December 2025 (the “Form 6-K”) states as follows:

“Pursuant to the amended and restated memorandum and articles of association of the Company, any additional director nominations for the Meeting must be received by the Company in compliance with any advance notice policy of the Company approved by the Board from time to time. As at the date hereof, no such nominations have been received by the Company.”

6.	This is a false statement in the Company’s proxy statement included within the Form 6-K. As you should know, the Company is liable for any such false or misleading statements under the securities laws of the United States and Canada. Our client hereby demands that the Company file an amendment to the Form 6-K, disclosing that our client nominated directors for election at the Meeting, and mail a corrected proxy statement to all affected shareholders reflecting the same.

7.	If the Company fails to take corrective action by close of business on 9 December 2025, our client shall, without further notice to you, take such steps as it considers appropriate in order to protect its position and ensure that the directors nominated in the Notice are put forward for election at the Meeting.

8.	Our client also wishes to observe that the purported attempt by the Company (at the instruction of the current directors) to declare the Notice invalid is a clearly cynical step by the directors to attempt to further entrench and enrich themselves as directors of the Company. The directors should be taking steps to encourage participation and debate at the Meeting rather than attempting to disenfranchise members (particularly members with significant shareholdings) from making proposals for consideration by the members by making unmeritorious technical arguments. In addition, the proposals to convene the Meeting on a weekend (Saturday) in Central, Hong Kong between the Christmas and New Year period and to not allow attendance by members at the Meeting by telephone or other electronic means (which the directors are able to approve pursuant to Article 18.3 of the Articles) are also obviously designed to discourage members from attending at the Meeting. Our client has serious concerns as to the motivations of the current directors and whether they are acting in the best interests of the Company in behaving in such a manner.

9.	All of our client’s rights are reserved.

Yours faithfully

/s/ Walkers (Cayman) LLP

WALKERS (CAYMAN) LLP

CC:	K&L Gates LLP

Bennett Jones LLP